Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

DATED AS OF SEPTEMBER 1, 2007

BY AND AMONG

INDIE MV MEDIA, INC.

JAKE’S ACQUISITION CORP.,

AND

JAKE’S TRUCKING INTERNATIONAL, INC.

AGREEMENT AND PLAN OF MERGER

          This AGREEMENT AND PLAN OF MERGER, dated as of September 1, 2007 (this "Agreement"), by and among Jake’s Trucking International, Inc., a Nevada corporation ("JTI"), Jake’s Acquisition Corp., a to-be-formed Nevada corporation and wholly-owned subsidiary of JTI ("Merger Sub"), and Indie MV Media, Inc., a British Columbia corporation ("IMV").

          WHEREAS,   the  boards  of  directors  of  JTI,  Merger  Sub  and  IMV, respectively,  have  each  approved,  as  being  in the  best  interests  of the respective corporations and their stockholders, the merger (the "Merger") of IMV with and into Merger Sub, in accordance  with the  applicable  provisions of Nevada  and BC corporate law;

          WHEREAS,  pursuant  to the  Merger,  each  outstanding  share of common stock,  no par value,  of IMV ("IMV Common Stock") shall, in accordance with the provisions of this  Agreement,  be converted  into the number of shares of JTI's common stock, no par value ("JTI Common Stock"), equal to the Conversion Amount;

          WHEREAS,  in connection with, and immediately prior to the consummation of, the Merger,  a forward stock split of JTI Common Stock shall be consummated; pursuant to which each (1) outstanding  share of JTI Common Stock shall be converted into ten (10) shares of JTI Common Stock (the "Forward Stock Split");

          WHEREAS, Michael W. Quesnel shall have submitted for cancellation his 5,000,000 shares of JTI in exchange for 100% of the issued and outstanding stock of Jake’s Trucking International, Inc., a BC corporation currently owned by JTI.

          WHEREAS,  as a result of the Merger and the Forward  Stock  Split,  the stockholders  of JTI  and  the  stockholders  of IMV  immediately  prior  to the Effective  Time (as  defined  in  Section  1.01)  will  own  60.0%  and  40.0%, respectively,  of JTI Common Stock  outstanding  immediately after the Effective Time;

          WHEREAS, JTI has agreed to issue a share bonus (the “Share Bonus”) to the stockholders of IMV existing immediately prior to the Effective Time with the Share Bonus being triggered by JTI achieving a milestone of 250,000 unique users and the Share Bonus shall be equal to that number of shares which will increase the shareholdings of the stockholders of IMV existing immediately prior to the Effective Time to 60% of JTI’s outstanding common stock as at the date the 250,000 unique user milestone is achieved;

          WHEREAS,  for federal  income tax  purposes,  it is  intended  that the Merger  shall  qualify  as a tax-free  reorganization  under the  provisions  of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code");

          WHEREAS,   JTI,   Merger   Sub  and   IMV   desire   to  make   certain representations,  warranties,  covenants and  agreements in connection  with the Merger and also to prescribe various conditions to the Merger; and

          WHEREAS, this Agreement is intended to set forth the terms upon which IMV will merge with and into Merger Sub;

          NOW,  THEREFORE,  in  consideration of the foregoing and the respective representations,  warranties, covenants and agreements set forth herein, and for other good and  valuable  consideration  the receipt  and  adequacy of which are hereby  acknowledged,  and intending to be legally bound hereby,  the parties do hereby agree as follows:

ARTICLE I
THE MERGER

SECTION 1.01.     Filing of Certificate of Merger; Effective Time

          Subject to the provisions of this Agreement, a certificate of merger in the forms approved by the parties hereto (the "Certificate of Merger") shall be duly prepared,  executed and  acknowledged  in accordance  with the Nevada corporate law and thereafter delivered to the Secretary of State of the State of Nevada for filing as provided by Nevada corporate law  simultaneously  with the Closing (as defined in Section 2.01).  The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Nevada  (the "Effective Time").

SECTION 1.02.     Effects of the Merger.

          (a) At the  Effective  Time  and by  virtue  of the  Merger,  (i)  the  separate corporate  existence  of IMV shall  cease and IMV shall be merged  with and into Merger Sub, and Merger Sub shall be the surviving  corporation  (the  "Surviving Corporation");  (ii) all of the issued and outstanding IMV Common Stock shall be converted as provided in Section 1.03; (iii) the certificate of incorporation of Merger Sub as in effect  immediately  prior to the  Effective  Time shall be the certificate of incorporation of the Surviving Corporation;  and (iv) the by-laws of Merger Sub as in effect  immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation.

          (b) Without limiting the generality of the foregoing, and subject thereto and to any other  applicable  laws, at the Effective Time, all the properties,  rights, privileges,  powers  and  franchises  of IMV and  Merger  Sub shall  vest in the Surviving Corporation,  and, subject to the terms of this Agreement,  all debts, liabilities,  restrictions,  disabilities and duties of IMV and Merger Sub shall become  the debts,  liabilities,  restrictions,  disabilities  and duties of the Surviving  Corporation.  As promptly as possible  after the Effective  Time, the Surviving Corporation shall change its name to Indie MV, Inc.

SECTION 1.03.     Conversion of Securities.

          As of the  Effective  Time,  by virtue of the  Merger and  without  any action on the part of any holder thereof:

          (a)  Each  share  of IMV  Common  Stock  that  is  issued  and  outstanding immediately  prior to the Effective Time,  other than shares of IMV Common Stock that are owned by shareholders who have not consented to the Merger and who have otherwise  taken all of the steps  required by BC corporate law to properly exercise and perfect such shareholders' dissenters rights (such shares of IMV Common Stock, the "Dissenting  Shares") shall, except as set forth below,  be converted into that number of shares of JTI Common Stock equal to the Conversion  Amount.  All such  shares  of IMV  Common  Stock  shall no longer be outstanding and shall  automatically  be canceled and retired and shall cease to exist, and each holder of a certificate  representing  such shares of IMV Common Stock shall cease to have any rights with respect thereto,  except (i) the right to  receive  the  number  of  shares  of  JTI  Common  Stock  to  be  issued  in consideration  therefor upon surrender of such  certificate  in accordance  with Section 1.05,  without interest,  or (ii), in the case of Dissenting Shares, the right to receive  the  payment to which  reference  is made in Section  1.04(a).

          (b)  Each  share  of  capital  stock  of  Merger  Sub  that is  issued  and outstanding  immediately  prior to the  Effective  Time shall be canceled and be converted into one share of common stock of the Surviving Corporation,  and each certificate  evidencing  ownership  of any  such  shares  of  Merger  Sub  shall thereupon  evidence  ownership  of the same  number of  shares of the  Surviving Corporation.

          (c)  Each  share  of JTI  Common  Stock  that  is  issued  and  outstanding immediately  prior to the  Effective  Time and held by IMV shall be canceled and each  certificate  evidencing  ownership of any such shares  shall  thereupon be canceled.

SECTION 1.04.     Dissenting Shares.

          As promptly as practicable but in no event later than the 11th calendar day following  approval of this Agreement by the  shareholders  of IMV, IMV will mail to every  shareholder of record of IMV that did not consent to the approval of this Agreement, notice of the fact and date of the approval of this Agreement and the Merger in  accordance  with  BC law and that the shareholder may exercise the  shareholder's  right to dissent from the Merger in accordance  with  BC law.  The notice  shall be accompanied  by a copy applicable of BC law, a copy of this Agreement,  and such  additional  information  and  materials  as the  Surviving Corporation or JTI may elect to provide.

SECTION 1.05.     Exchange Procedures.

          (a) As soon as practicable after the Effective Time, JTI shall mail to each IMV  Stockholder a letter of transmittal and  instructions  for use in effecting the  surrender  of  certificates   representing   shares  of  IMV  Common  Stock outstanding  immediately  prior to the Effective  Time (the  "Certificates")  in appropriate and customary form with such provisions as the board of directors of JTI after the Merger may reasonably specify. Upon surrender of a Certificate for cancellation to JTI, together with such letter of transmittal, duly and properly executed,  the  holder of such  Certificate  shall be  entitled  to  receive  in exchange therefor a certificate representing that number of shares of JTI Common Stock as is equal to the  product of the  number of shares of IMV  Common  Stock represented by the  certificate  multiplied by the Conversion  Amount,  together with any dividends and other  distributions  payable as provided in Section 1.06 hereof, and the Certificate so surrendered shall be canceled.  Until surrendered as contemplated by this Section 1.05, each  Certificate  shall, at and after the Effective

Time, be deemed to represent only the right to receive, upon surrender of such  Certificate,  JTI Common Stock as  contemplated  by this Section  1.05, together  with any  dividends  and other  distributions  payable as  provided in Section 1.06 hereof,  and the holders thereof shall have no rights whatsoever as stockholders  of JTI.  Shares of JTI Common Stock issued in the Merger shall be issued, and be deemed to be  outstanding,  as of the Effective  Time. JTI shall cause all such shares of JTI Common  Stock  issued  pursuant to the Merger to be duly authorized,  validly issued,  fully paid and non-assessable and not subject to preemptive rights.

          (b) If any  certificate  representing  shares of JTI Common  Stock is to be issued  in a name  other  than  that in which  the  Certificate  surrendered  in exchange therefor is registered,  it shall be a condition of such exchange that the  Certificate  so surrendered  shall be properly  endorsed and  otherwise In proper form for transfer and that the person  requesting such exchange shall pay any transfer or other taxes  required by reason of the issuance of  certificates for such shares of JTI Common Stock in a name other than that of the  registered holder of the Certificate so surrendered.

          (c) In the event any Certificate shall have been lost, stolen or destroyed, upon the  making  of an  affidavit  of that  fact by the  person  claiming  such Certificate to be lost,  stolen or destroyed and upon the posting by such person of a bond in such amount as JTI may  reasonably  direct as an indemnity  against any claim that may be made against it with respect to such Certificate, JTI will issue in respect  of such  lost,  stolen or  destroyed  Certificate  one or more certificates  representing  shares of JTI Common Stock as  contemplated  by this Section  1.05 and such  person  shall be  entitled  to the  dividend  and  other distribution rights provided in Section 1.06 hereof.

          (d) If any  Certificates  shall  not have been  surrendered  prior to three years after the  Effective  Time (or  immediately  prior to such earlier date on which any  payment  in  respect  hereof  would  otherwise  escheat or become the property of any  governmental  unit or  agency),  the payment in respect of such Certificates  shall,  to the extent  permitted  by  applicable  law,  become the property of the Surviving Corporation, free and clear of all claims or interests of any person previously entitled thereto.

          (e) JTI shall be entitled  to deduct and  withhold  from the  consideration otherwise  payable  pursuant to this  Agreement  to any holder of a  Certificate surrendered for shares of JTI Common Stock (and dividends or distributions  with respect to JTI Common Stock as  contemplated by Section 1.06 hereof) such amount as JTI is required  to deduct and  withhold  with  respect to the making of such payment under the Code, or provisions of any state, local or foreign tax law. To the extent that amounts are so deducted  and  withheld,  such  amounts  shall be treated for all purposes of this  Agreement as having been paid to the holder of such Certificate.

SECTION 1.06.     Dividends and Distributions.

          No  dividends or other  distributions  declared or made with respect to JTI Common Stock with a record date on or after the Effective Time shall be paid to the  holder of a  Certificate  entitled  by reason of the  Merger to  receive certificates  representing  JTI Common Stock until such holder  surrenders  such Certificate as provided in Section 1.05 hereof. Upon such surrender, there shall be paid by JTI to the person in whose name certificates  representing  shares of JTI Common Stock shall be issued  pursuant to the terms of this Article I (i) at the time of the surrender of such  Certificate,  the amount of any dividends and other distributions theretofore paid with respect to that number of whole shares of such JTI Common Stock represented by such surrendered Certificate pursuant to the terms of this Article I, which dividends or other distributions had a record date on or after the Effective  Time and a payment date prior to such  surrender and (ii) at the  appropriate  payment  date,  the amount of dividends  and other distributions  payable with respect to that number of whole shares of JTI Common Stock represented by such surrendered  Certificate pursuant to the terms of this Article I, which dividends or other distributions have a record date on or after the Effective Time and a payment date subsequent to such surrender.

SECTION 1.07.     Directors.

          Immediately after the Effective Time, the director of JTI and IMV shall resign and Andrew Hamilton shall  immediately  be elected as the  director  of JTI and IMV.  The  directors of JTI prior to the  Effective Time shall remain  entitled to  indemnification  for acts and omissions prior to the Effective  Time to the fullest extent  permitted  under Nevada law and the certificate of incorporation  and bylaws of JTI in effect prior to the Effective Time.

SECTION 1.08.     Officers.

          The officers of IMV  immediately  prior to the Effective  Time shall be the initial  officers of the Surviving  Corporation  and shall hold office until their  respective  successors are duly elected and  qualified,  or their earlier death,  resignation  or  removal.  Immediately  after the  Effective  Time,  the officers of JTI shall  resign and the officers of IMV  immediately  prior to the effective  time shall be  appointed  as the officers of JTI. The officers of JTI prior to the Effective Time shall remain  entitled to  indemnification  for acts and omissions prior to the Effective Time to the fullest extent  permitted under Nevada law and the  certificate of  incorporation  and bylaws of JTI in effect prior to the Effective Time.

SECTION 1.09.     No Liability.

          Neither  JTI nor IMV  shall be  liable  to any  holder of shares of IMV Common  Stock or JTI  Common  Stock,  as the case may be,  for such  shares  (or dividends or  distributions  with respect thereto) or cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

ARTICLE II
THE CLOSING

SECTION 2.01.     Closing.

          Unless this Agreement shall have been  terminated and the  transactions herein  contemplated  shall have been  abandoned  pursuant to Article VIII,  and subject to the  satisfaction  or waiver of the  conditions  set forth in Article VII,  the  closing of the

Merger  (the  "Closing")  shall take place as soon as reasonably  practicable  (but in no event on written notice of less than two (2) business  days)  after  all of the  conditions  set  forth  in  Article  VII are satisfied  or, to the extent  permitted  thereunder,  waived,  at the offices of IMV  or at such  other  time and  place as may be agreed to in  writing  by the  parties hereto  (the date of such  Closing  being  referred  to  herein as the  "Closing Date").

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF JTI

          Except  as  set  forth  in the  applicable  section  of the  disclosure schedule  delivered by JTI to IMV prior to the execution of this  Agreement (the "JTI Disclosure Schedule"), JTI represents and warrants to IMV as follows:

SECTION 3.01.     Organization of JTI and Merger Sub; Authority.

          JTI is a  corporation  duly  organized,  validly  existing  and in good standing  under the laws of the State of  Nevada.  Merger Sub is a  corporation duly  organized,  validly  existing and in good  standing  under the laws of the State of Nevada.  Each of JTI and Merger sub has all requisite corporate power and corporate authority to enter into the Transaction Documents to which it is a party, to consummate the transactions  contemplated  hereby and thereby, to own, lease and operate its  properties  and to conduct its  business.  Subject to the receipt of stockholder approval, the execution, delivery and performance by each of JTI and Merger Sub of the  Transaction  Documents  to which it is a party and the consummation of the transactions  contemplated  hereby and thereby have been duly authorized by all necessary  corporate action on the part of JTI and Merger Sub,  including,  without  limitation  the approval of the board of directors of JTI. The Transaction  Documents have been duly executed and delivered by each of JTI and Merger Sub and,  assuming that the  Transaction  Documents  constitute a valid and binding  obligation of the other parties  thereto,  constitute a valid and binding  obligation of each of JTI and Merger Sub,  enforceable  against JTI and Merger Sub in accordance with its terms.  Each of JTI and Merger Sub is duly qualified  or licensed to do  business as a foreign  corporation  and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the  nature  of the  business  conducted  by it makes  such  qualification necessary,  except  where the  failure to obtain such  qualification  or license would not, individually or in the aggregate, have a JTI Material Adverse Effect. JTI has  heretofore  delivered  or made  available  to IMV  complete and correct copies of the  certificate of  incorporation  and by-laws of JTI and Merger Sub, the minute books and stock transfer  records of JTI and Merger Sub, as in effect as of the date of this Agreement.  Neither JTI nor Merger Sub is in violation of its organizational documents.

SECTION 3.02.     Capitalization.

          The authorized  capital stock of JTI consists of 70,000,000  shares of JTI Common Stock, $0.001 par value, of which 7,640,000 shares are outstanding on the date hereof. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock,  par value $.001 per share of which 1,000 shares are issued and outstanding  on the date hereof.  Immediately  prior to the  Effective  Time and after giving effect to the Forward

Stock Split, the authorized  capital stock of JTI shall  consist of 75,000,000  shares of JTI Common  Stock,  of which 26,400,000  shares (as a result of the Forward Stock Split) shall be issued and outstanding. No other shares of any other class or series of JTI Common  Stock or  securities exercisable  or  convertible  into or  exchangeable  for JTI Common  Stock ("JTI Common  Stock   Equivalents")  are  authorized,   issued  or  outstanding.   The outstanding  shares of JTI Common  Stock have been duly  authorized  and validly issued and are fully paid and nonassessable and were not issued in violation of, and are not subject to, any preemptive, subscription or similar rights. To JTI's knowledge, none of the outstanding shares of JTI Common Stock was issued in violation of any Law, including without limitation, federal and state securities laws. There are no outstanding warrants, options, subscriptions,  calls, rights, agreements,  convertible  or  exchangeable  securities or other commitments  or arrangements  relating to the issuance,  sale,  purchase,  return or redemption, and, to JTI'  knowledge,  voting or transfer  of any shares,  whether  issued or unissued,  of JTI Common Stock, JTI Common Stock Equivalents or other securities of JTI. On the Closing Date, the shares of JTI Common Stock for which shares of IMV Common Stock shall be exchanged in the Merger will have been duly authorized and, when issued and delivered in accordance with this Agreement, such shares of JTI Common Stock, will be validly issued, fully paid and nonassessable.

SECTION 3.03.     No Violation; Consents and Approvals.

          The execution  and delivery by JTI of the  Transaction  Documents  does not, and the  consummation of the transactions  contemplated  hereby and thereby and  compliance  with the terms  hereof and thereof will not,  conflict  with or result in any  violation of or default (or an event which,  with notice or lapse of time or both, would constitute a default) under, (a) the terms and conditions or provisions of the certificate of  incorporation  or by-laws of JTI or any JTI Subsidiary,  (b) any Law applicable to JTI or any JTI Subsidiary or the property or  assets  of JTI or any JTI  Subsidiary,  or (c)  give  rise to any  right  of termination,  cancellation or  acceleration  under, or result in the creation of any Lien  upon any of the  properties  of JTI or any JTI  Subsidiary  under  any Contract  to which JTI or any JTI  Subsidiary  is a party or by which JTI or any JTI Subsidiary or any assets of JTI or any JTI Subsidiary may be bound,  except, in the case of clauses (b) and (c), for such  conflicts,  violations or defaults which are set forth in Section  3.04 of the JTI  Disclosure  Schedule  and as to which requisite waivers or consents will have been obtained prior to the Closing or  which,  individually  or in the  aggregate,  would  not have a JTI  Material Adverse Effect.  No Governmental Approval is required to be obtained or made by or with respect to JTI or any JTI Subsidiary in  connection  with the execution and delivery of this Agreement or the consummation  by JTI of the  transactions contemplated hereby.

SECTION 3.04.     Litigation; Compliance with Laws.

          (a) There are: (i) no claims, actions, suits, investigations or proceedings pending  or,  to the knowledge  of  JTI,  threatened  against,  relating  to or affecting  JTI  or  the  JTI Subsidiaries,  the business,  the  assets,  or  any employee,  officer, director,  stockholder,  or independent contractor of JTI or the JTI  Subsidiaries  in their  capacities  as such,  and (ii) no orders of any Governmental   Entity  or  arbitrator   outstanding   against  JTI  or  the  JTI Subsidiaries,  the business,  the assets,  or any employee,  officer,  director, stockholder,  or independent  contractor of JTI or the JTI Subsidiaries in their capacities as such,  or that could  prevent or enjoin,  or delay in any respect, consummation of the transactions contemplated  hereby.  Section 3.12 of the JTI Disclosure  includes a description of all pending or  threatened claims, actions,  suits,   investigations  or  proceedings  involving  JTI  or  the  JTI Subsidiary,  the business,  the assets,  or any employee,  officer,  director, stockholder or independent  contractor of JTI or the JTI  Subsidiaries  in their capacities as such.

          (b) JTI and the JTI Subsidiaries have complied and are in compliance in all material respects with all Laws applicable to JTI, any Subsidiary of JTI, its business or its assets. Neither JTI nor the JTI Subsidiaries has received notice from any Governmental Entity or other Person of any material violation of Law applicable to JTI, any of the JTI Subsidiaries, their business or their assets. JTI and the JTI Subsidiaries have obtained and hold all required Licenses (all of which are in full force and effect) from all Government Entities applicable to JTI, the JTI Subsidiaries, their business or their assets. No violations are or have been  recorded  in  respect of any such  License  and no  proceeding  is pending,  or, to the  knowledge of JTI,  threatened  to revoke or limit any such License.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF IMV

          Except  as  set  forth  in the  applicable  section  of the  disclosure schedule  delivered by IMV to JTI prior to the execution of this  Agreement (the "IMV Disclosure Schedule"), IMV represents and warrants to JTI as follows:

SECTION 4.01.     Organization of IMV; Authority.

          IMV is a  corporation  duly  organized,  validly  existing  and in good standing  under the laws of the State of Nevada and has all  requisite  corporate power and  corporate  authority  to enter  into the  Transaction  Documents,  to consummate the transactions  contemplated  hereby and thereby, to own, lease and operate its  properties  and to conduct its business.  Subject to the receipt of stockholder  approval by IMV, the execution,  delivery and performance by IMV of the Transaction Documents and the consummation of the transactions  contemplated hereby and thereby have been duly authorized by all necessary  corporate  action on the part of IMV, including,  without limitation, the approval of the board of directors  of IMV.  The  Transaction  Documents  have  been  duly  executed  and delivered by IMV and, assuming that the Transaction Documents constitute a valid and binding  obligation  of JTI and Merger Sub,  constitute  a valid and binding obligation of IMV. IMV is duly qualified or licensed to do business as a foreign corporation and is in good standing in each  jurisdiction in which the property owned,  leased or operated by it or the nature of the  business  conducted by it makes such   qualification  necessary,  except  where the  failure to obtain such qualification or license would not, individually or in the aggregate, have a IMV Material Adverse Effect.  IMV has heretofore delivered or made available to JTI complete and correct copies of the articles of incorporation and by-laws of IMV, the minute books and stock transfer records of IMV, as in effect as of the date of this Agreement. IMV is not in violation of its organizational documents.

SECTION 4.02.     Capitalization.

          (a) The  authorized  and  outstanding  capital stock of IMV is set forth in Section 4.02(a) of the IMV Disclosure  Schedule ( the "IMV Capital Stock").  All of the outstanding  shares of the IMV Capital Stock are validly  issued,  fully paid and non-assessable.  To IMV's knowledge, none of the outstanding shares of IMV Capital Stock or other securities of IMV was issued in violation of any Law, including, without limitation, state and federal securities laws. There are no Liens on or with respect to any outstanding shares of IMV Capital Stock.

          (b)  There  are  no  outstanding:   (i)  securities   convertible  into  or exchangeable  for IMV Capital Stock;  (ii) options,  warrants or other rights to purchase or subscribe for IMV Capital Stock;  or (iii)  contracts,  commitments, agreements,  understandings or arrangements of any kind relating to the issuance of any IMV Capital Stock, any such convertible or exchangeable securities or any such options, warrants or rights. There is no outstanding right, option or other agreement of any kind to purchase or otherwise to receive from IMV, or any stockholder of IMV, any ownership interest in IMV, and there is no outstanding right or security of any kind convertible into such ownership interest. To IMV's knowledge, there are no voting trusts, proxies or other similar agreements or understandings with respect to the shares of IMV Capital Stock.  There are no obligations,  contingent or otherwise, of IMV to repurchase, redeem or otherwise acquire  any  shares of IMV  Capital  Stock or to  provide  funds to or make any investment  (in the form of a loan,  capital  contribution  or otherwise) in any other  Person.  There are no accrued and unpaid dividends with respect to any outstanding shares of IMV Capital Stock.

SECTION 4.03.     No Violation; Consents and Approvals.

          The execution  and delivery by IMV of the  Transaction  Documents  does not, and the  consummation of the transactions  contemplated  hereby and thereby and  compliance  with the terms hereof and thereof will not  conflict  with,  or result in any  violation of or default (or an event which,  with notice or lapse of time or both, would constitute a default) under, (a) the terms and conditions or provisions of the articles of  incorporation  or by-laws of IMV, (b) any Laws applicable  to IMV or the  property  or assets  of IMV,  or (c) give rise to any right of  termination,  cancellation  or  acceleration  under,  or result in the creation of any Lien upon any of the  properties of IMV under,  any Contracts to which IMV is a party or by which IMV or any of its assets may be bound,  except, in the case of clauses (b) and (c), for such  conflicts,  violations or defaults as to which  requisite  waivers or consents will have been obtained prior to the Closing  or  which,  individually  or in the  aggregate,  would  not have an IMV Material  Adverse  Effect.  Except  as set  forth  in  Section  4.04  of the IMV Disclosure Schedule, no Governmental Approval is required to be obtained or made by or with respect to IMV or any IMV Subsidiary in connection with the execution and delivery of this Agreement or the  consummation  by IMV of the  transactions contemplated  hereby,  except  where the  failure  to obtain  such  Governmental Approval  would not,  individually  or in the  aggregate,  have an IMV  Material Adverse Effect.

SECTION 4.04.     Litigation; Compliance with Laws.

          (a) Except as would not have a IMV Material Adverse Effect,  there are: (i) no claims,  actions,  suits,  investigations  or proceedings  pending or, to the knowledge  of  IMV,  threatened  against,  relating  to or  affecting  IMV,  its business,  its assets,  or any  employee,  officer,  director,  stockholder,  or independent contractor of IMV in their capacities as such, and (ii) no orders of any Governmental Entity or arbitrator are outstanding against IMV, its business, its assets,  or any employee,  officer,  director,  stockholder,  or independent contractor of IMV in their  capacities as such, or that could prevent or enjoin, or delay in any respect,  consummation of the transactions  contemplated hereby. Section  4.04 of the IMV  Disclosure  Schedule  includes  a  description  of all claims,  actions,  suits,  investigations  or  proceedings  involving  IMV,  its business,  its  assets,  or any  employee,  officer,  director,  stockholder  or independent contractor of IMV in their capacities as such.

          (b)  Except  as would  not have an IMV  Material  Adverse  Effect,  IMV has complied and is in compliance in all material  respects with all Laws applicable to IMV,  its  business  or its  assets.  IMV has not  received  notice  from any Governmental  Entity or other Person of any material violation of Law applicable to it, its  business  or its assets.  IMV has  obtained  and holds all  required Licenses  (all of which  are in full  force  and  effect)  from  all  Government Entities applicable to it, its business or its assets. No violations are or have been recorded in respect of any such License and no  proceeding is pending,  or, to the knowledge of IMV threatened to revoke or limit any such License.

ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 5.01.     Conduct of the Business Pending the Merger.

          (a) During the period from the date of this Agreement and continuing  until the Effective Time, JTI agrees as to itself and the JTI  Subsidiary,  that JTI shall not, and shall cause the JTI  Subsidiaries  not to, engage in any business whatsoever  other than in connection with the  consummation of the  transactions contemplated by this Agreement, and shall use commercially reasonable efforts to preserve  intact its business and assets,  maintain its assets in good operating condition and repair  (ordinary wear and tear excepted),  retain the services of its  officers,   employees  and  independent   contractors  and  use  reasonable commercial  efforts  to keep in full force and effect  liability  insurance  and bonds  comparable in amount and scope of coverage to that  currently  maintained with respect to its business,  unless,  in any case,  IMV consents  otherwise in writing.

          (b) During the period from the date of this Agreement and continuing  until the  Effective  Time,  IMV  agrees  that,  other  than in  connection  with  the consummation  of the  transactions  contemplated  hereby,  it shall carry on its business only in the ordinary course of business  consistent with past practice, use commercially  reasonable  efforts to preserve intact its business and assets and use reasonable commercial efforts to keep in full force and effect liability insurance and bonds comparable in amount and scope of coverage to that currently maintained  with  respect to its  business,  unless,  in any case,  JTI consents otherwise  in  writing;  provided  that IMV may take any and all of the  actions listed in Schedule 5.01(b) of the IMV Disclosure  Schedules at any time prior to or after the date of this Agreement without the consent of JTI.

          (c) During the period from the date of this Agreement and continuing  until the Effective Time, each of IMV and JTI agrees as to itself and, with respect to JTI, the JTI Subsidiaries,  respectively,  that except as expressly contemplated or permitted  by this  Agreement,  as  disclosed  in Section  5.01(c) of the IMV Disclosure  Schedule or the JTI Disclosure  Schedule,  as applicable,  or to the extent that the other party shall otherwise consent in writing:

               (i) It  shall  not  amend  or  propose  to amend  its  certificate  of incorporation  or  by-laws  or  equivalent  organizational  documents  except as contemplated in this Agreement.

               (ii) It shall  not,  nor in the case of JTI  shall it  permit  the JTI Subsidiaries to, issue, deliver, sell, redeem, acquire,  authorize or propose to issue, deliver,  sell, redeem,  acquire or authorize,  any shares of its capital stock of any class or any securities  convertible into, or any rights,  warrants or  options to  acquire,  any such  shares or  convertible  securities  or other ownership  interest,  provided  that:  (1) JTI shall be  permitted  to issue the shares of JTI Common Stock to be issued to IMV Stockholders  hereunder,  and (2) each party shall be permitted  to issue  shares of its common stock  pursuant to the  exercise  of stock  options,  warrants  and  other  convertible  securities outstanding as of the date hereof and listed on the IMV  Disclosure  Schedule or the JTI Disclosure Schedule, as the case may be.

               (iii) It shall not,  nor in the case of JTI shall it permit the JTI  Subsidiary to, nor shall it propose to: (i) declare,  set aside,  make or pay any  dividend or other  distribution,  payable in cash,  stock,  property or otherwise,  with respect to any of its capital stock or (ii) except with respect to the Forward Stock Split,  reclassify,  combine,  split,  subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock.

               (iv)  Other  than  dispositions  in the  ordinary  course of  business consistent  with past  practice  which  would not cause a JTI  Material  Adverse Effect or a IMV Material Adverse Effect (as applicable),  individually or in the aggregate, to it and its subsidiaries, taken as a whole, it shall not, nor shall it permit any of its subsidiaries to, sell, lease, encumber or otherwise dispose of, or agree to sell,  lease  (whether  such  lease is an  operating  or capital lease), encumber or otherwise dispose of its assets.

               (v) It shall promptly  advise the other party hereto in writing of any change in the condition  (financial  or  otherwise),  operations or  properties, businesses or business  prospects of such party or any of its subsidiaries which would result in a JTI Material Adverse Effect or IMV Material Adverse Effect, as the case may be.

               (vi) It  shall  not  permit  to occur  any (1)  change  in  accounting principles,  methods or practices,  investment  practices,  claims,  payment and processing  practices  or  policies  regarding  intercompany  transactions,  (2) incurrence  of  Indebtedness  or  any  commitment  to  incur  Indebtedness,  any incurrence of a contingent  liability,  Contingent Obligation or other liability of any type, except for, with respect to IMV, other than obligations  related to the acquisition of Inventory in the ordinary course of business  consistent with past  practices,  (3)  cancellation  of any debt or  waiver  or  release  of any contract, right or claim, except for cancellations,  waivers and releases in the ordinary  course of  business  consistent  with its past  practice  which do not exceed $5,000 in the aggregate, (4) amendment, termination or revocation of, or a failure to perform obligations or the occurrence of any default under, (Y) any contract or agreement (including, without limitation, leases) to which it is or, as of September 1,2007,  was a party,  other than  in the  ordinary  course of business  consistent  with past practice,  or (Z) any License,  (5) execution of termination,   severance  or  similar  agreements  with  any  of  its  officers, directors, employees, agents or independent contractors or (6) entering into any leases of real property or agreement to acquire real property.

SECTION 5.02.     No Action.

          During the period from the date of this Agreement and continuing  until the Effective Time, each of IMV and JTI agrees as to itself and, with respect to JTI, the JTI  Subsidiary,  respectively,  that it shall not, and JTI shall not permit  the JTI  Subsidiary  to,  take or agree or  commit  to take any action,  (i) that is  reasonably  likely to make any of its  representations  or warranties  hereunder  inaccurate;  or (ii) that is  prohibited  pursuant to the provisions of this Article V.

ARTICLE VI
ADDITIONAL AGREEMENTS

SECTION 6.01.     Preparation of Notice to IMV Stockholders.

          IMV agrees that as promptly as practicable following the date of this Agreement it shall prepare a notice to stockholders describing the Merger (the "IMV Notice").  IMV shall use commercially  reasonable  efforts to cause the IMV Notice  to be  mailed  to its  stockholders  at the  earliest  practicable  date following such filing.

SECTION 6.02.     Access to Information.

          From  the  date  hereof  until  the  Effective   Time  or  the  earlier termination  of this  Agreement,  each party  shall give the other party and its respective  counsel,  accountants,  representatives and agents full access, upon reasonable  notice and during normal business hours, to such party's  facilities and the financial,  legal,  accounting and other  representatives  of such party with knowledge of the business and the assets of such party and, upon reasonable notice, shall be furnished all relevant documents, records and other information concerning  the  business,  finances  and  properties  of  such  party  and  its subsidiaries  that the other  party  and its  respective  counsel,  accountants, representatives and agents, may reasonably request. No investigation pursuant to this Section 6.02 shall affect or be deemed to modify any of the representations or warranties  hereunder or the condition to the  obligations  of the parties to consummate the Merger; it being understood that the  investigation  will be made for  the  purposes  among  others  of the  board  of  directors  of  each  party determining in its good faith reasonable  business  judgment the accuracy of the representations  and  warranties  of  the  other  party.  In  the  event  of the termination of this  Agreement,  each party, if so requested by the other party, will return or destroy  promptly every document  furnished to it by or on behalf of the other party in  connection  with the  transactions  contemplated  hereby, whether so obtained  before or after the  execution of this  Agreement,  and any copies thereof  (except for copies of documents  publicly  available)  which may have been made, and will use reasonable efforts to cause its representatives and any  representatives of financial  institutions and investors and others to whom such documents  were furnished  promptly to return or destroy such documents and any copies thereof any of them may have made.

SECTION 6.03.     No Shop; Acquisition Proposals.

          From  the  date  hereof  until  the  Effective   Time  or  the  earlier termination  of this  Agreement,  neither  IMV nor JTI  shall,  nor  shall  they authorize or permit any of their respective officers,  directors or employees or Subsidiaries or any investment banker, financial advisor,  attorney,  accountant or other  representative  retained  by it to,  solicit,  initiate  or  encourage (including  by way of  furnishing  information),  or take any  other  action  to facilitate,  any inquiries or the making of any proposal which  constitutes,  or may  reasonably  be expected to lead to, any Takeover  Proposal (as  hereinafter defined),  or  negotiate  with  respect  to,  agree to or endorse  any  Takeover Proposal  (except in any case if the board of directors or special  committee of JTI or IMV, as the case may be, determines in good faith, based upon the written opinion of its outside legal counsel, that the failure to do so would constitute a breach of the  fiduciary  duties of the JTI' or IMV's  board of  directors  or special  committee,  as the case may be, to its  stockholders  under  applicable law).  IMV shall promptly  advise JTI and JTI shall promptly  advise IMV, as the case may be, orally and in writing of any such  inquiries or proposals and shall also  promptly  advise JTI or IMV,  as the case may be, of any  developments  or changes  regarding  such inquiries or proposals.  IMV and JTI shall  immediately cease and cause to be terminated any existing  discussions or negotiations  with any persons  (other  than IMV,  JTI and Merger Sub)  conducted  heretofore  with respect to any Takeover Proposal. IMV and JTI agree not to release (by waiver or otherwise)  any  third  party  from the  provisions  of any  confidentiality  or standstill agreement to which IMV or JTI is a party.

SECTION 6.04.     Legal Conditions to Merger; Reasonable Efforts.

          Each of IMV,  JTI and  Merger  Sub shall  take all  reasonable  actions necessary to comply promptly with all legal requirements which may be imposed on itself with respect to the Merger and will promptly  cooperate  with and furnish information to each other in connection with any such requirements  imposed upon any of them or any of their Subsidiaries in connection with the Merger.  Each of IMV, JTI and Merger Sub will, and JTI will cause the JTI  Subsidiaries  to, take all reasonable  actions  necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party,  required to be obtained or made by IMV,  JTI or any of the JTI  Subsidiaries  in  connection with the  Merger or the  taking of any  action  contemplated  thereby or by this Agreement.

SECTION 6.05.     Certain Filings.

          Each party shall  cooperate with the other in (a)  connection  with the preparation of an 8-K, (b)  determining  whether any action by or in respect of, or filing  with,  any  governmental  body,  agency,  official  or  authority  is required,  or any  actions,  consents,  approvals  or waivers are required to be obtained  from  parties  to any  material  contracts,  in  connection  with  the consummation of the transactions  contemplated by this Agreement and (c) seeking any such  actions,  consents,  approvals or waivers or making any such  filings, furnishing  information  required in  connection  therewith  or with the 8-K and seeking timely to obtain any such actions, consents,  approvals or waivers. Each party shall consult with the other in  connection  with the foregoing and shall use all reasonable  commercial  efforts to take any steps as may be necessary in order to obtain any consents,  approvals,  permits or authorizations required in connection with the Merger.

SECTION 6.06.     Public Announcements and Filings.

          Each party  shall give the other a  reasonable  opportunity  to comment upon,  and,  unless  disclosure  is  required,  in the  opinion of  counsel,  by applicable law, approve (which approval shall not be unreasonably withheld), all press  releases  or other  public  communications  of any sort  relating to this Agreement or the transactions contemplated hereby.

SECTION 6.07.     Tax Treatment.

          JTI and IMV shall each report the Merger as a tax-free reorganization and shall not take, and shall use commercially reasonable efforts to prevent any of their respective Subsidiaries or affiliates from taking,  any actions that could prevent the Merger from  qualifying,  as tax free under the  provisions of Section 351 of the Code or Section 368(a) of the Code.

SECTION 6.08.     Tax Matters.

          (a) IMV shall  prepare and file on a timely basis all Tax Returns which are due to be filed with respect to IMV (giving  effect to any extension of time) on or prior to the Closing Date. JTI shall be responsible  for the  preparation and filing  of all Tax  Returns  which  are due to be filed  (giving  effect  to any extension of time) after the Closing Date, but IMV shall use its best efforts to conduct its affairs  such that any Tax Returns due after the Closing Date can be filed on a timely basis.

          (b)  From  the  date  hereof  until  the  Effective  Time  or  the  earlier termination of this  Agreement,  without the prior written  consent of the other party or if required  in the opinion of counsel,  neither JTI nor IMV shall make or change any election,  change an annual accounting period, adopt or change any accounting  method,  file  any  amended  Tax  Return,  enter  into  any  closing agreement,  settle any Tax claim or  assessment  relating to it,  surrender  any right to claim a refund  of Taxes,  consent  to any  extension  or waiver of the limitation period  applicable to any Tax claim or assessment  relating to it, or take any other action relating to the filing of any Tax Return or the payment of any Tax.

SECTION 6.09.     Supplements to Schedules.

          Prior to the  Closing,  IMV will  supplement  or amend  its  disclosure schedule  with respect to any matter  hereafter  arising  which,  if existing or occurring  at the date of this  Agreement,  would have been  required  to be set forth or described in such disclosure schedule. No supplement to or amendment of the  disclosure  schedule  made pursuant to this Section 6.09 shall be deemed to cure any breach of any  representation or warranty made in this Agreement unless the other parties  hereto  specifically  agree thereto in writing.  Prior to the Closing, JTI may supplement or amend its disclosure schedule with respect to any matter which, if existing or occurring at the date of this Agreement, would have been  required to be set forth or  described  in such  disclosure  schedule.  No supplement  to or amendment of the  disclosure  schedule  made  pursuant to this Section  6.09  shall be  deemed  to cure any  breach  of any  representation  or warranty made in this  Agreement  unless the other parties  hereto  specifically agree thereto in writing.

SECTION 6.10.     Issuance of Bonus Shares to IMV Stockholders

          JTI agrees to issue the Bonus Shares to the stockholders of IMV existing immediately prior to the Effective Time.  The Bonus Shares shall become issuable by JTI to the IMV stockholders in the same proportion of IMV shares held by each of the IMV stockholders at the Effective Time upon JTI achieving a milestone of 250,000 unique users.  JTI agrees to issue the IMV stockholders that number of JTI shares which, when combined with the JTI shares issued to the IMV stockholders on closing of the Merger (as set out in Schedule “A” Conversion Terms) will result in the IMV stockholders owning 60% of the total issued common share capital of JTI as of the date the 250,000 unique user milestone is achieve by JTI.

ARTICLE VII
CONDITIONS OF THE MERGER

SECTION 7.01.     Conditions to Each Party's Obligation to Effect the Merger.

          The  respective  obligations of each party to effect the Merger and the other transactions  contemplated  herein shall be subject to the satisfaction at or prior to the Effective Time of the following conditions,  any or all of which may be waived, in whole or in part to the extent permitted by applicable law:

          (a)  Stockholder  Approval.  This Agreement shall have been duly adopted by the holders of (i) a majority of the outstanding shares of IMV Common Stock; and (ii) a majority of the outstanding shares of capital stock of Merger Sub.

          (b) No Injunctions or Restraints.  No  governmental  authority of competent jurisdiction shall have enacted,  issued,  promulgated,  enforced or entered any statute,  rule, regulation,  execution order, decree,  injunction or other order (whether  temporary,  preliminary  or  permanent)  which is in effect  and which materially  restricts,  prevents or prohibits  consummation of the Merger or any transaction contemplated by this Agreement;  provided, however, that the parties shall use their reasonable  commercial  efforts  to cause  any  such  decree, judgment, injunction or other order to be vacated or lifted.

SECTION 7.02.     Additional Conditions of Obligations of JTI.

          The  obligations  of JTI and  Merger  Sub to effect  the Merger and the other  transactions  contemplated  by this  Agreement  are also  subject  to the satisfaction  at or  prior  to the  Closing  Date  of the  following  additional conditions unless waived by JTI:

          (a) Representations  and Warranties.  The representations and warranties of IMV set  forth  in this  Agreement  shall be true and  correct  in all  material respects  (except  for  those   representations  and  warranties   qualified  by materiality,  which shall be true and correct in all respects) as of the date of this  Agreement  and as of the  Closing  Date  as  though  made on and as of the Closing Date, except as otherwise contemplated by this Agreement.

          (b)  Performance  of  Obligations  of IMV. IMV shall have  performed in all material respects all conditions, covenants, agreements and obligations required to be performed by it under this Agreement at or prior to the Closing Date.

          (c) No Material  Adverse  Change to IMV.  From the date hereof  through and including  the Effective  Time, no event shall have occurred  which would have a IMV Material Adverse Effect.

          (d) Third  Party  Consents.  IMV  shall  have  obtained  all  consents  and approvals,  required to be obtained prior to or at the Closing Date,  from third parties or  governmental  and  regulatory  authorities  in  connection  with the execution,   delivery  and   performance  by  IMV  of  this  Agreement  and  the consummation of the transactions contemplated hereby.

          (e) No Governmental  Order or Other  Proceeding or Litigation.  No order of any  Governmental  Entity shall be in effect that  restrains  or  prohibits  the transactions  contemplated hereby and by the other Transaction Documents, and no suit,  action or other  proceeding  by any  Governmental  Entity shall have been instituted  or threatened  which seeks to restrain or prohibit the  transactions contemplated hereby or thereby.

          (f)  Dissenters'  Rights.  No actions have been taken to impede the transaction by any IMV shareholder.

          (g) Deliveries.

          At the Closing, IMV shall have delivered to JTI:

               (i) a certificate,  dated the Closing Date, signed on behalf of IMV by the Chief  Executive  Officer of IMV,  certifying as to the  fulfillment  of the conditions specified in subsections (a), (b) and (c) of this Section 7.02;

               (ii)  the  consents  set forth in  Section  4.04 of the IMV  Disclosure Schedule;

               (iii) true, correct and complete copies of (1) the  certificate  of incorporation or other charter document,  as amended to date, of IMV,  certified as of a recent date by the Secretary of State or other  appropriate  official of the state or other  jurisdiction  of  incorporation  of IMV,  (2) the by-laws or other  similar  organizational  document of IMV,  and (3)  resolutions  duly and validly adopted by the Board of Directors and the stockholders of IMV evidencing the  authorization  of the execution and delivery of this  Agreement,  the other Transaction  Documents  to  which  it is a  party  and the  consummation  of the transactions  contemplated  hereby and thereby,  in each case,  accompanied by a certificate  of the  Secretary  or Assistant  Secretary of IMV,  dated as of the Closing Date,  stating that no  amendments  have been made thereto from the date thereof through the Closing Date; and

               (iv) good standing certificates for IMV from the Secretary of State or other appropriate  official of their respective states or other  jurisdiction of incorporation and from the Secretary of State or other  appropriate  official of each  other  jurisdiction  in  which  the  operation  of the  business  in  such jurisdiction requires IMV to qualify to do business as a foreign corporation, in each case dated as of a recent date prior to the Closing Date;

SECTION 7.03.     Additional Conditions of Obligations of IMV.

          The  obligation of IMV to effect the Merger and the other  transactions contemplated  by this Agreement is also subject to the  satisfaction at or prior to the Closing Date of the following additional conditions unless waived by IMV:

          (a) Representations  and Warranties.  The representations and warranties of JTI and Merger Sub set forth in this Agreement  shall be true and correct in all material respects (except for those  representations and warranties qualified by materiality)  as of the date of this  Agreement  and as of the  Closing  Date as though made on and as of the Closing Date,  except as otherwise  contemplated by this Agreement.

          (b)  Performance  of  Obligations of JTI and Merger Sub. JTI and Merger Sub shall  have  performed  in all  material  respects  all  conditions,  covenants, agreements and obligations required to be performed by them under this Agreement at or prior to the Closing Date.

          (c) No Material  Adverse  Change to JTI or Merger Sub. From the date hereof through and  including the  Effective  Time, no event shall have occurred  which would have a JTI Material Adverse Effect.

          (d) Third  Party  Consents.  JTI  shall  have  obtained  all  consents  and approvals  required  to be obtained  prior to or at the Closing  Date from third parties or  governmental  and  regulatory  authorities  in  connection  with the execution,   delivery  and   performance  by  JTI  of  this  Agreement  and  the consummation of the transactions contemplated hereby.

          (e) No Governmental  Order or Other  Proceeding or Litigation.  No order of any  Governmental  Entity shall be in effect that  restrains  or  prohibits  the transactions  contemplated hereby and by the other Transaction Documents, and no suit,  action or other  proceeding  by any  Governmental  Entity shall have been instituted  or threatened  which seeks to restrain or prohibit the  transactions contemplated hereby or thereby.

          (f)  Forward  Stock  Split.   The  Forward  Stock  Split  shall  have  been consummated.

          (g) Closing of Stock Purchase.  The purchase of shares of Jake’s Trucking International, Inc., a BC corporation by Michael W. Quesnel  in exchange for the 5,000,000 shares of JTI owned by Mr. Quensel shall have been consummated.

          (h) Closing of  Financing.  IMV shall have  consummated a financing in form and amount satisfactory to IMV.

          (i)  JTI  Indebtedness.  All  outstanding  Indebtedness  of JTI shall have been fully paid and IMV shall have  received  evidence of such repayment in form and substance reasonably satisfactory to IMV.

          (j) Deliveries.

          At the Closing, JTI shall have delivered to IMV:

               (i) certificates,  dated the Closing Date, signed on behalf of each of JTI and Merger Sub by the President of each of JTI and Merger Sub,  certifying as to the fulfillment of the conditions  specified in subsections  (a), (b) and (c) of this Section 7.03;

               (ii) the  consents  set forth in  Section  3.04 of the JTI  Disclosure Schedule;

               (iii) true,  correct and  complete  copies of (1) the  certificate  of incorporation or other charter document,  as amended to date, of each of JTI and Merger Sub,  certified  as of a recent date by the  Secretary  of State or other appropriate official of the state or other jurisdiction of incorporation of such company, (2) the by-laws or other similar organizational document of each of JTI and Merger Sub,  and (3)  resolutions  duly and validly  adopted by the Board of Directors  of each of JTI and Merger Sub  evidencing  the  authorization  of the execution and delivery of this  Agreement,  the other  Transaction  Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, in each case, accompanied by a certificate of the Secretary of each of JTI and Merger Sub, dated as of the Closing Date,  stating that no amendments have been made thereto from the date thereof through the Closing Date; and

                (iv)  good  standing  certificates  for JTI and  Merger  Sub  from the  Secretary of State or other appropriate official of their respective states  or other  jurisdiction of incorporation  and from the Secretary of State or  other  appropriate  official  of  each  other  jurisdiction  in  which  the operation of the business in such  jurisdiction  requires JTI to qualify to do  business  as a foreign  corporation,  in each case dated as of a recent date prior to the Closing Date.

ARTICLE VIII
TERMINATION

SECTION 8.01.     Termination.

          This  Agreement  may be  terminated  at any time prior to the Effective Time, by JTI or IMV as set forth below:

          (a) by mutual consent of the boards of directors of JTI and IMV; or

          (b) by JTI  upon  written  notice  to IMV,  if any  condition  to the obligation  of JTI to  close  contained  in  Article  VII  hereof  has not  been satisfied by August 24, 2007 (the "End Date") (unless such failure is the result of  JTI'  breach  of  any  of  its  representations,  warranties,  covenants  or agreements  contained  herein).

          (c) by IMV  upon  written  notice  to JTI,  if:  (A) any  condition  to the obligation  of IMV to  close  contained  in  Article  VII  hereof  has not  been satisfied  by the End Date (unless such failure is the result of IMV's breach of any  of its  representations,  warranties,  covenants  or  agreements  contained herein); or (B) the IMV stockholders do not approve the Merger; or

          (d) by JTI if the board of directors or special committee of JTI determines in good faith, based upon the written opinion of its outside legal counsel, that the  failure  to  terminate  this  Agreement  would  constitute  a breach of the fiduciary  duties of the JTI board of directors or special  committee to the JTI stockholders under applicable law; or

          (e)  by  IMV if the  board  of  directors  or  special  committee  of  IMVs determines  in good faith,  based upon the written  opinion of its outside legal counsel,  that the failure to terminate this Agreement would constitute a breach of the  fiduciary  duties of the IMV board of directors or special  committee to the IMV stockholders under applicable law.

SECTION 8.02.     Fees and Expenses.

          Whether  or not the  Merger is  consummated,  all  costs  and  expenses incurred in connection  with this  Agreement and the  transactions  contemplated hereby shall be paid by the party  incurring  such  expense,  and, in connection therewith,  each of JTI and IMV shall pay, with its own funds and not with funds provided by the other party,  any and all property or transfer  taxes imposed on such party.

ARTICLE IX
SURVIVAL OF REPRESENTATIONS AND WARRANTIES

          None of the  representations  and warranties of the parties set forth in this Agreement shall survive the Closing.  Following the Closing Date with respect to any  particular  representation  or  warranty,  no party  hereto  shall have any further liability with respect to such representation and warranty.  None of the covenants,  agreements  and  obligations of the parties hereto shall survive the Closing.

ARTICLE X
MISCELLANEOUS

SECTION 10.01.    Notices.

          All notices,  requests and other  communications to any party hereunder shall be in writing (including telecopy,  telex or similar writing) and shall be deemed given or made as of the date  delivered,  if delivered  personally  or by telecopy (provided that delivery by telecopy shall be followed by delivery of an additional copy personally,  by mail or overnight courier),  one day after being delivered by overnight courier or three days after being mailed by registered or certified mail (postage prepaid,  return receipt  requested),  to the parties at the following addresses:

          if to JTI or Merger Sub, to:

          Jake’s Trucking International, Inc.
          Attention:  Michael W. Quensel
          505-8840-210th Street, Suite# 317
          Langley, BC. V1M 2Y2, Canada

          if to IMV, to:

          Andrew Hamilton
          302 - 1275 Hamilton St.
          Vancouver BC
          V6B 1E2 Canada

          with a copy to (which shall not constitute notice):

          Jonathan Dariyanani
          Attorney at Law
          Zoma Law Group, LLC
          4720 Center Blvd, Suite 317
          New York, NY 11101
          Tel 415-699-7121
          Fax 415-358-5548

or such other  address or telex or telecopy  number as such party may  hereafter specify for the purpose by notice to the other party hereto.

SECTION 10.02.    Amendment; Waiver.

          This Agreement may be amended, modified or supplemented, and waivers or consents to departures  from the provisions  hereof may be given,  provided that the same are in writing and signed by or on behalf of the parties hereto.

SECTION 10.03.    Successors and Assigns.

          The provisions of this Agreement shall be binding upon and inure to the benefit of the  parties  hereto and their  respective  successors  and  assigns, provided that no party shall assign,  delegate or otherwise  transfer any of its rights or obligations  under this Agreement  without the written  consent of the other party hereto.

SECTION 10.04.    Governing Law.

          This  Agreement  shall be construed in accordance  with and governed by the law of the State of Nevada  without  regard to  principles  of conflict of laws.

SECTION 10.05.    Waiver of Jury Trial.

          Each party hereto hereby  irrevocably  and  unconditionally  waives any rights to a trial by jury in any legal action or  proceeding in relation to this Agreement and for any counterclaim therein.

SECTION 10.06.    Consent to Jurisdiction.

          Each of the Parties hereby irrevocably and  unconditionally  submits to the exclusive  jurisdiction of any court of the State of Nevada or any federal court sitting in Nevada for purposes of any suit,  action or other  proceeding arising out of this Agreement and the  Transaction  Documents (and agrees not to commence any action,  suit or proceedings  relating  hereto or thereto except in such courts).  Each of the Parties agrees that service of any process,  summons, notice or  document  pursuant  to the laws of the State of  Nevada  and on the individuals  designated in Section  10.01 shall be effective  service of process for any action, suit or proceeding brought against it in any such court.

SECTION 10.07.    Counterparts; Effectiveness.

          Facsimile  transmissions  of  any  executed  original  document  and/or retransmission of any executed facsimile  transmission shall be deemed to be the same as the delivery of an executed  original.  This  Agreement may be signed in any number of  counterparts,  each of which shall be an original,  with the same effect as if the signatures thereto and hereto were upon the same instrument.

SECTION 10.08.   Entire Agreement; No Third Party Beneficiaries; Rights of Owner -ship.

          Except as expressly  provided  herein,  this  Agreement  (including the documents  and  the  instruments  referred  to  herein)  constitute  the  entire agreement and supersede all prior  agreements and  understandings,  both written and oral, among the parties with respect to the subject matter hereof. Except as expressly  provided  herein,  this  Agreement is not intended to confer upon any person  other than the  parties  hereto any rights or  remedies  hereunder.  The parties  hereby  acknowledge  that no person  shall have the right to acquire or shall be deemed to have  acquired  shares  of  common  stock of the other  party pursuant to the Merger until consummation thereof.

SECTION 10.09.    Headings.

          The headings  contained in this  Agreement are for  reference  purposes only and shall not in any way  affect  the  meaning  or  interpretation  of this Agreement.

SECTION 10.10.    No Strict Construction.

          The parties hereto have  participated  jointly in the  negotiation  and drafting of this  Agreement.  In the event an ambiguity or question of intent or interpretation  arises under any  provision of this  Agreement,  this  Agreement shall  be  construed  as if  drafted  jointly  by the  parties  thereto,  and no presumption or burden of proof shall arise favoring or disfavoring  any party by virtue of the authorship of any of the provisions of this Agreement.

SECTION 10.11.    Severability.

          If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and  effect  so long as the  economic  or legal  substance  of the  transactions contemplated  hereby is not affected in a manner that is  materially  adverse to any party.

ARTICLE XI
DEFINITIONS

"Affiliate" shall mean (a) with respect to an individual, any member of such  individual's  family including lineal ancestors and descendents;  (b) with respect to an entity,  any officer,  director,  stockholder,  partner,  manager, investor or holder of an ownership interest of or in such entity or of or in any Affiliate  of such entity;  and (c) with  respect to a Person,  any Person which directly  or  indirectly,  through  one or  more  intermediaries,  controls,  is controlled by, or is under common control with such Person or entity.

"Agreement"  shall have the meaning  set forth in the  preamble to this Agreement.

"IMV"  shall  have  the  meaning  set  forth  in the  preamble  to this Agreement.

"IMV Capital Stock" shall have the meaning set forth in Section 4.02 of this Agreement.

"IMV Common  Stock" shall have the meaning set forth in the recitals to this Agreement.

"IMV  Material   Adverse   Effect"  shall  mean  an  event  or  change, individually  or in the  aggregate  with  other  events or  changes,  that could reasonably  be expected to have a material  adverse  effect on (a) the business, properties,   prospects,  condition  (financial  or  otherwise)  or  results  of operations of IMV taken as a whole (other than those events,  changes or effects resulting  from  general  economic  conditions  or the  industry in which IMV is engaged  generally)  or (b) the ability of IMV to  consummate  the  transactions contemplated hereby.

"IMV Stockholders" means the holders of common stock in IMV.

"Certificate  of Merger"  shall have the  meaning set forth in Section 1.01 of this Agreement.

"Certificates"  shall have the meaning set forth in Section  1.05(a) of this Agreement.

"JTI"  shall  have  the  meaning  set  forth  in the  preamble  to this Agreement.

“JTI Common  Stock"  shall have the meaning set forth in the recitals to this agreement.

"JTI  Common  Stock  Equivalents"  shall have the  meaning set forth in Section 3.02 of this Agreement.

"JTI  Material   Adverse   Effect"  shall  mean  an  event  or  change, individually,  or in the  aggregate  with other  events or  changes,  that could reasonably  be expected to have a material  adverse  effect on (a) the business, properties,   prospects,  condition  (financial  or  otherwise)  or  results  of operations  of JTI and the JTI  Subsidiaries  taken as a whole (other than those events,  changes or effects  resulting from general  economic  conditions or the industry  in  which  JTI is  engaged  generally)  or (b) the  ability  of JTI to consummate the transactions contemplated hereby.

"Closing"  shall have the  meaning  set forth in  Section  2.01 of this Agreement.

"Closing Date" shall have the meaning set forth in Section 2.01 of this Agreement.

"Code"  shall  have  the  meaning  set  forth in the  recitals  of this Agreement.

"Contingent  Obligation"  as to any Person  shall mean the undrawn face amount of any letters of credit  issued for the account of such Person and shall also mean any  obligation  of such Person  guaranteeing  or having the  economic effect of guaranteeing any Indebtedness, leases, dividends, letters of credit or other  obligations  ("Primary  Obligations")  of any other Person (the  "Primary Obligor") in any manner,  whether  directly or  indirectly,  including,  without limitation,  any obligation of such Person,  whether or not  contingent,  (a) to purchase any such Primary  Obligation  or any  property  constituting  direct or indirect security therefor,  (b) to advance or supply funds (i) for the purchase or payment of any such Primary Obligation or (ii) to maintain working capital or equity  capital of the Primary  Obligor or otherwise  to maintain the  financial condition  or  solvency  of  the  Primary  Obligor,  (c) to  purchase  property, securities  or services  primarily for the purpose of assuring the obligee under any such  Primary  Obligation  of the  ability  of the  Primary  Obligor to make payment of such Primary Obligation,  or (d) otherwise to assure or hold harmless the obligee  under such  Primary  Obligation  against  loss in respect  thereof; provided,  however,  that the  term  Contingent  Obligation  shall  not  include endorsements  of instruments for deposit or collection in the ordinary course of business.

"Contracts" shall mean all contracts,  leases, subleases, notes, bonds, mortgages,  indentures, Permits and Licenses,  non-competition agreements, joint venture or partnership agreements,  powers of attorney, purchase orders, and all other  agreements,  arrangements  and other  instruments,  in each case  whether written or oral,  to which such Person is a party or by which any of them or any of its assets are bound.

"Conversion  Amount"  shall  mean an  amount  equal to .6978588 shares of JTI Common Stock.

"Effective  Time" shall have the  meaning set forth in Section  1.01 of this Agreement.

"End Date"  shall have the  meaning  set forth in Section  8.01 of this Agreement.

"Governmental  Approval"  shall mean the  consent,  approval,  order or authorization  of,  or  registration,  declaration  or  filing  with any  court, administrative  agency or commission or other Governmental Entity,  authority or instrumentality, domestic or foreign.

"Governmental  Entity"  means the  government  of the United  States of America, any other nation or any political subdivision thereof, whether foreign, state or local,  and any agency,  authority,  instrumentality,  regulatory body, court, tribunal,  arbitrator, central bank or other entity exercising executive, legislative,  judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

"Indebtedness"  shall  mean as to any Person and  whether  recourse  is secured by or is otherwise available against all or only a portion of the assets of such Person and whether or not contingent, but without duplication: (a) every obligation  of such  Person for money  borrowed;  (b) every  obligation  of such Person  evidenced  by bonds,  debentures,  notes or other  similar  instruments, including  obligations  incurred in connection with the acquisition of property, assets or  businesses;  (c) every  reimbursement  obligation of such Person with respect to letters of credit,  bankers' acceptances or similar facilities issued for the account of such Person;  (d) every  obligation  of such Person issued or assumed as the  deferred  purchase  price of  property  or  services  (including securities repurchase agreements but excluding trade accounts payable or accrued liabilities  arising in the ordinary  course of business which are not more than 120 days  overdue  or which are being  contested  in good  faith by  appropriate proceedings  and for which  adequate  reserves  have been provided in accordance with  GAAP);  (e)  every  Capital  Lease  Obligation  of  such  Person;  (f) any obligation  of such Person to pay any  discount,  interest,  fees,  indemnities, penalties,  recourse,  expenses or other amounts in connection with any sales by such Person unless such sales are on a non-recourse basis (as to collectibility) of (i)  accounts or general  intangibles  for money due or to become  due,  (ii) chattel  paper,  instruments  or  documents  creating or  evidencing  a right to payment of money or (iii)  other  receivables,  whether  pursuant  to a purchase facility or otherwise,  other than in  connection  with the  disposition  of the business  operations  of  such  Person  relating  thereto  or a  disposition  of defaulted  receivables  for collection and not as a financing  arrangement;  (g) every obligation of such Person under any forward  contract,  futures  contract, swap,  option or other financing  agreement or arrangement  (including,  without limitation, caps, floors, collars and similar agreements), the value of which is dependent upon interest rates,  currency  exchange  rates,  commodities or other indices  (a  "derivative   contract");   (h)  every  obligation  in  respect  of Indebtedness of any other entity (including any partnership in which such Person is a general  partner)

to the extent  that such  Person is liable  therefor as a result of such Person's  ownership  interest in or other  relationship with such entity,  except to the extent that the terms of such  Indebtedness  provide that such  Person  is not  liable  therefor  and such  terms  are  enforceable  under applicable law; and (i) every Contingent  Obligation of such Person with respect to Indebtedness of another Person.

"Laws" shall mean all foreign, federal, state and local statutes, laws, ordinances,   regulations,  rules,  resolutions,   orders,  writs,  injunctions, judgments and decrees  applicable to the specified  Person and to the businesses and assets thereof.

"License"  shall mean any franchise,  authorization,  license,  permit, certificate of occupancy, easement, variance, exemption, certificate, consent or approval of any Governmental Entity or other Person.

"Lien" shall mean any mortgage, pledge, assessment,  security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind.

"Merger"  shall  have the  meaning  set forth in the  recitals  of this Agreement.

"Merger  Sub" shall have the meaning set forth in the  preamble to this Agreement.

"Person" shall mean any individual,  sole proprietorship,  partnership, joint venture, trust,  unincorporated  organization,  limited liability company, association, corporation, institution, entity, party, Governmental Entity or any other juridical entity of any kind or nature whatsoever.

"Post-Closing  Tax Period" means a taxable period (or portion  thereof) that begins after the Closing Date.

"SEC"  shall  have  the  meaning  set  forth  in  Section  3.05 of this Agreement.

"Surviving  Corporation"  shall have the  meaning  set forth in Section 1.02(a) of this Agreement.

"Subsidiary" shall mean any Person in which another Person, directly or indirectly,  owns 50% of either the equity  interests  in or voting  control of, such Person.

"Takeover  Proposal"  shall mean any  proposal for a tender or exchange offer, merger,  consolidation,  sale of all or substantially all of such party's assets,  sale of in excess of fifteen  percent of the shares of capital stock or other  business  combination  involving  such party or any  proposal or offer to acquire in any manner a  substantial  equity  interest  (including  any interest exceeding fifteen percent of the equity outstanding) in, or all or substantially all of the assets of, such party  other than the  transactions  contemplated  by this Agreement.

"Taxes" means all federal, state, county, local, municipal, foreign and other  taxes,  assessments,  duties or similar  charges of any kind  whatsoever, including all corporate franchise, income, gross receipts, occupation,  windfall profits, sales, use, ad valorem,  value-added,  profits,  license,  withholding, payroll, employment, excise, premium, real property, personal property, customs, net  worth,  capital  gains,  transfer,  stamp,  documentary,  social  security, disability,  environmental,  alternative minimum, recapture and other taxes, and including all interest,  penalties and additions  imposed with respect  thereto, whether  disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax  liability  of any  Person,  and any  liability  in respect  of any Tax as a result of being a member of any  affiliated,  combined, consolidated, unitary or similar group.

"Tax   Return"   means  any  report,   return,   statement,   estimate, informational  return,  declaration or other written information  required to be supplied to a taxing authority in connection with Taxes.

"Taxing  Authority"  means any domestic,  foreign,  federal,  national, state, county or municipal or other local government,  any subdivision,  agency, commission or authority thereof, or any  quasi-governmental  body exercising tax regulatory authority.

"Transaction Documents" shall mean this Agreement

          IN WITNESS WHEREOF, the parties hereto have caused this Merger Agreement to be duly executed as of the day and year first above written.

JAKE’S TRUCKING INTERNATIONAL, INC.

By: /s/ Michael W. Quesnel
Name: Michael W. Quesnel
Title: CEO

JAKE’S ACQUISITION CORP.

By: /s/ Michael W. Quesnel
Name: Michael W. Quesnel
Title: CEO

INDIE MV MEDIA, INC.

By: /s/ Ricardo Khayatte, Jr.
Name: Ricardo Khayatte, Jr.
Title: CEO

Schedule “A” Conversion Terms

Shareholder	IMV Common Stock	JTI Common Stock

Ricardo E. Khayatte	10,000,000	6,978,588
Suite 406
2983 West 4th Avenue
Vancouver, B.C.
V6K 1R5

Ricardo Khayatte	10,000,000	6,978,588
2316 Nelson Avenue
West Vancouver, B.C.
V7V 2R2

Jane Harper	600,000	418,715
4613 Bellevue Drive
Vancouver, B.C.
V6R 1E7

Sherwin John Y. Lim	500,000	348,929
187 Stevens Drive
West Vancouver, B.C.
V7S 1C3

Adrian J. Palmer	450,000	314,036
3844 – West 14th Avenue
Vancouver, B.C.
V6R 2W9

Krister A. Kottmeier	60,000	41,872
1145 Millstream Road
West Vancouver, B.C.
V7S 2C7

Livio Susin	200,000	139,572
Suite 103
2197 West 2nd Avenue
Vancouver, B.C.
V6K 1H7

Ruben Grubner	360,000	251,229
1195 West 50th Avenue
Vancouver, B.C.
V6P 1B1

Jim Bovard	30,000	20,936
2336 Haywood Avenue
West Vancouver, B.C.
V7V 1X7

Dominique Fauquet-Lemitre	120,000	83,743

Tim Flanagan	1,000,000	697,859
8 Peter Cooper Road
Apt. 8B
New York, NY 10010 USA

WEAC Enterprises Ltd.	300,000	209,358
c/o 1835 Rosebery Avenue
West Vancouver, B.C.
V7V 2Z5

9145 1120 Quebec Inc.	50,000	34,893
c/o 274 Alice Carriere
Beaconsfield, Quebec
H9W 6E6

Access West Distributors Ltd.	100,000	69,786
c/o 12834 – 22nd Avenue
Surrey, B.C.
V4A 7A9

Mark Zimmerman	1,000,000	697,859

Connie Matizs	150,000	104,679

Lawrence Beaudry	100,000	69,786

Andrew Atkins	100,000	69,786

Eddie Schwartz	50,000	34,893

Jim Vallance	50,000	34,893

	25,220,000	17,600,000